Exhibit 99.1

Amphenol		News Release

World Headquarters

358 Hall Avenue
P. O. Box 5030
Wallingford, CT 06492-7530
Telephone (203) 265-8900
FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203-265-8630
www.amphenol.com

AMPHENOL CORPORATION TO ACQUIRE THE ADVANCED SENSORS BUSINESS OF GE

Wallingford, Connecticut. November 15, 2013. Amphenol Corporation (NYSE: APH) announced today that it has entered into a definitive agreement to acquire the Advanced Sensors Business of GE (NYSE: GE) for approximately $318 million (subject to a post closing working capital adjustment). The sale is subject to certain regulatory approvals and other customary closing conditions and is expected to close prior to year end.

Advanced Sensors (AS), headquartered in St. Mary’s, Pennsylvania, is a supplier of highly engineered sensors and sensor-based instruments. AS sells its products primarily to the transportation and automotive, medical and other industrial markets.  AS has facilities in North America, Europe and Asia and employs approximately 1,600 people worldwide.

“We are extremely pleased by the prospect of adding Advanced Sensors to the Amphenol family upon receipt of necessary regulatory approvals,” said R. Adam Norwitt, Amphenol’s President and CEO. “We believe that AS’ sensor and sensor-based product offerings are uniquely complementary to our core interconnect offering, and represent a significant long-term expansion opportunity driven by the increased use of both technologies in supporting electronics functionality across a broad set of applications and markets.  We look forward in particular to the potential to deliver additional value-added solutions to our customers across a wide array of end markets.”

“In addition, we are excited about the possibilities created by the prospects of the combination of Amphenol’s strong operating discipline and AS’ leading technology, and we look forward to working in partnership with AS’ experienced management team.   Consistent with our acquisition strategy and assuming a continuation of current economic conditions, we expect the AS acquisition to be accretive to earnings per share in the first year post acquisition.”

Amphenol will provide further information regarding the AS acquisition at its regularly scheduled quarterly earnings call to discuss Fourth Quarter and Full Year 2013 earnings scheduled for January 22, 2014.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While Amphenol believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of Amphenol’s Form 10-K for the year ended December 31, 2012, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, Amphenol is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.